Exhibit 99.1

Crane Co.	NEWS
Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS RECORD FIRST QUARTER RESULTS;

EPS INCREASED 16% TO $.71 FROM $.61

First Quarter Highlights (vs. 2006):

•	Sales increased 14% to $628 million

•	Operating profit increased 20% to $68 million

•	Operating profit margin was 10.9%, up from 10.4%

•	Earnings per share increased 16% to $.71 per share

STAMFORD, CONNECTICUT – April 23, 2007 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reports first quarter 2007 net income was $43.6 million, or $.71 per share, compared with net income of $37.4 million, or $.61 per share, in the first quarter of 2006.

First quarter 2007 sales increased $78.8 million, or 14%, including core business growth of $27.6 million (5%), sales from acquired businesses (CashCode, Dixie-Narco, Automatic Products, Telequip and Noble Composites) of $50.4 million (9%) and favorable foreign currency translation of $12.0 million (2%), reduced by lower sales from businesses divested in 2006 of $11.2 million (2%).

Order backlog at March 31, 2007 totaled $727 million, 17% higher than the backlog of $622 million at March 31, 2006 and 7% higher than $677 million at December 31, 2006.

“Our record first quarter EPS gives us a strong start toward posting our third consecutive year of record earnings,” said Crane Co. president and chief executive officer, Eric C. Fast. “The first quarter 2007 profit increase was a result of improvement in all our segments, except Aerospace & Electronics, which was modestly lower than 2006. The largest increases in our operating profit came from our Fluid Handling and Merchandising Systems businesses. The five acquisitions we completed in 2006, which were important strategic additions to strengthen our industry leading positions, contributed significantly to our profit improvement.”

Cash Flow and Financial Position

Cash provided by operating activities was $36.9 million in the first quarter of 2007, which included the receipt of the 2005 Equitas asbestos-related insurance settlement payment of $31.5 million, compared with $17.0 million last year. Net debt to total capitalization was 22.6% at March 31, 2007, compared with 22.2% at December 31, 2006. In the first quarter of 2007, the Company repurchased 1,020,870 shares of its common stock on the open market at a cost of $40 million. (Please also see the attached Condensed Statement of Cash Flows and Non-GAAP Financial Measures.)

Segment Results

All comparisons below refer to the first quarter 2007 versus the first quarter 2006, unless otherwise specified.

Aerospace & Electronics

	First Quarter		Change
(dollars in millions)	2007	2006
Sales	$148.4	$139.5	$8.9	6%
Operating Profit	$21.0	$22.4	($1.4)	(6)%
Profit Margin	14.2%	16.1%

The first quarter 2007 sales increase of $8.9 million reflected a sales increase of $10.1 million in the Aerospace Group and a decrease of $1.2 million in the Electronics Group. Segment operating profit declined as a result of a decrease of $1.3 million in the Aerospace Group.

Aerospace Group sales of $99.6 million increased $10.1 million, or 11%, from $89.5 million in the prior year period. Resistoflex Aerospace, which was sold in May 2006, had sales of $4.1 million in the first quarter of 2006. Excluding Resistoflex Aerospace, sales increased $14.2 million or 17% over the first quarter of 2006. The $1.3 million decrease in operating profit resulted from higher engineering spending of $4.6 million largely on programs to be completed in the second half of 2007, and a recall of certain pump connectors as a result of a supplier quality issue, which more than offset the profits associated with higher sales. Backlog at the end of the first quarter of 2007 (excluding Resistoflex) increased 18% over the first quarter of 2006.

Electronics Group sales of $49.0 million decreased $1.2 million, or 2%, due to lower sales in microwave and electronic manufacturing services solutions. Operating profit was equal to the first quarter of 2006. Strong orders in the custom power and micro electronics businesses in the first quarter resulted in Electronics backlog at the end of the first quarter being $13 million, or 9%, higher than the prior year.

The Aerospace & Electronics segment backlog was $406 million at March 31, 2007 compared with $363 million at March 31, 2006 and $397 million at December 31, 2006.

Engineered Materials

	First Quarter		Change
(dollars in millions)	2007	2006
Sales	$87.7	$85.9	$1.8	2%
Operating Profit	$16.0	$15.7	$0.3	2%
Profit Margin	18.3%	18.3%

The first quarter 2007 sales were higher than the prior year period as sales of $12.8 million from Noble Composites, acquired in September 2006, more than offset lower volumes to the Company’s traditional recreational vehicle, transportation and building products customers. Operating profit in 2007 increased slightly as the benefit of the Noble acquisition offset reduced operating profit in the base business from lower sales and continued product support costs in the recreational vehicle market.

Merchandising Systems

	First Quarter		Change
(dollars in millions)	2007	2006
Sales	$97.4	$52.6	$44.8	85%
Operating Profit	$9.6	$3.8	$5.8	153%
Profit Margin	9.9%	7.1%

Merchandising Systems sales increased $44.8 million, or 85%, driven primarily by increased sales of $37.6 million from the CashCode, Telequip, Dixie-Narco, and Automatic Products acquisitions. Operating profit improved by $5.8 million. This strong improvement resulted from leveraging sales growth at CashCode and NRI, and a modest increase in core North American vending.

Fluid Handling

	First Quarter		Change
(dollars in millions)	2007	2006
Sales	$263.1	$242.2	$20.9	9%
Operating Profit	$31.1	$25.5	$5.6	22%
Profit Margin	11.8%	10.5%

The first quarter sales increased $20.9 million, or 9%, including $18.8 million (8%) of core sales, favorable foreign currency translation of $9.2 million (4%), partially offset by lower sales from the divestiture of Westad of $7.1 million (3%). Backlog at the end of the first quarter of 2007 (excluding Westad) increased 31% over the first quarter of 2006. Operating profit increased $5.6 million, or 22%, as the sales increase was effectively leveraged with margins improving to 11.8% from 10.5%.

Valve Group sales were $196.5 million in the first quarter of 2007 compared with $173.3 million in the first quarter of 2006, an increase of 13%. Valve Group core sales growth was $20.3 million (12%), favorable currency translation was $10.0 million (5%), partially offset by $7.1 million (4%) of sales of Westad. Core sales improved from increased demand for industrial valves, particularly from the chemical / pharmaceutical and energy industries, and generally higher demand from many commercial applications. Sales growth was effectively leveraged with operating profit increasing 46%, from $16.8 million to $24.5 million. Profit margin of 12.4% increased from 9.6% in the prior year.

Crane Pumps & Systems sales of $24.2 million decreased $3.4 million, or 12%, reflecting generally softer demand in residential building and municipal projects. Profit margin of 9.0%, while improved from the fourth quarter of 2006, was down from 14.9% in the prior year primarily as a result of lower sales.

Crane Supply sales of $42.4 million increased $1.1 million, or 3%. Core sales growth of $1.8 million was partially offset by $0.7 million of unfavorable foreign currency translation. Profit margin was 10.5% in 2007, slightly below 11.1% in 2006.

The Fluid Handling segment backlog was $237 million at March 31, 2007, compared with $203 million at March 31, 2006 ($181 million excluding Westad) and $211 million at December 31, 2006.

Controls

	First Quarter		Change
(dollars in millions)	2007	2006
Sales	$31.8	$29.3	$2.5	9%
Operating Profit	$2.3	$1.5	$0.8	53%
Profit Margin	7.4%	5.2%

Sales increased 9% because of higher demand for products in the transportation, oil and gas exploration, gas transmission, and water treatment markets. Operating profit increased 53% reflecting good leverage and cost control.

Second Quarter and Full Year 2007 Guidance

Management expects earnings in the second quarter 2007 to be in the range of $.74 to $.82 per share, compared to $.71 per share in the second quarter 2006. While maintaining its 2007 earnings per share guidance of $2.80 to $2.95, management is more confident in achieving results toward the higher end of the range.

Management continues to expect free cash flow (cash flow from operations less capital expenditures) in 2007 will be in the range of $175-$190 million. Please see the Non-GAAP Financial Measures table attached to this press release for details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the first quarter’s financial results on Tuesday, April 24th, 2007 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 12,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

2007 – 9